Exhibit 2.5

ASSET PURCHASE AGREEMENT
dated as of April 11, 2016
by and between
TELIT TECHNOLOGIES (CYPRUS) LIMITED
TELIT WIRELESS SOLUTIONS, INC.

and

NOVATEL WIRELESS, INC.

TABLE OF CONTENTS

Page

ARTICLE I PURCHASE AND SALE, PURCHASE PRICE, ALLOCATION AND

TABLE OF CONTENTS
(continued)

6.4	Survival of Representations, Warranties and Covenants; Determination of

Exhibit and Annex Index

Annex I    -    Definitions
Annex II    -    Purchased Assets

Exhibit A    -    License Agreement
Exhibit B    -    Transition Services Agreement
Exhibit C    -    Bill of Sale
Exhibit D    -    Manufacturing and Supply Agreement
Exhibit E    -    Module Specifications

Disclosure Schedules Index

Schedule 1.3(a)	Account Information

Schedule 1.3(d)	Conditions to Receive Armstrong Holdback Amount

Schedule 3.3(a)	No Violations

Schedule 3.3(b)	Consents

Schedule 3.5	Inventory

Schedule 3.6	Condition of Assets

Schedule 3.7	Material Contracts

Schedule 3.8	Litigation

Schedule 3.10	Warranty

Schedule 3.11	Third Party Consents

Schedule 3.13	Intellectual Property

Schedule 3.14(a)	Customers

Schedule 3.14(b)	Customer Termination Notices

Schedule 5.6	Warranty Claims

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made and entered into as of April 11, 2016 (this “Agreement”), by and between TELIT TECHNOLOGIES (CYPRUS) LIMITED, a Cypriot company (“Telit Technologies”), TELIT WIRELESS SOLUTIONS, INC., a Delaware corporation (“Telit Wireless” and together with Telit Technologies, “Purchasers”), and NOVATEL WIRELESS, INC., a Delaware corporation (“Novatel” or “Seller”).

RECITALS:

WHEREAS, Seller desires to sell certain assets of Seller, and each Purchaser desires to acquire such assets from Seller, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, in connection with the transactions contemplated by this Agreement, Purchasers and Novatel are concurrently herewith entering into (i) that certain License Agreement attached hereto as Exhibit A (the “License Agreement”), (ii) that certain Transition Services Agreement attached hereto as Exhibit B (the “Transition Services Agreement”), and (iii) that certain Manufacturing and Supply Agreement attached hereto as Exhibit D (the “Manufacturing and Supply Agreement”); and

WHEREAS, each term defined in the preamble shall have the meaning set forth above whenever used herein, unless otherwise expressly provided, and each other defined term shall have the meaning given thereto in Annex I.

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE, PURCHASE PRICE, ALLOCATION AND OTHER RELATED MATTERS

1.1    Purchase and Sale.

(a)    On and subject to the terms and conditions of this Agreement, Purchasers agree to purchase from Seller, and Seller agrees to sell, assign, convey, transfer and deliver at the Closing for the consideration specified in Section 1.2 to Purchasers, all right, title and interest of Seller in and to all of the Purchased Assets, free and clear of any Liens (the “Acquisition”); provided, however, that physical delivery of the Purchased Assets shall not occur on the Closing Date but will occur within seven (7) days following the Closing Date.

(b)    Within ninety (90) days following the Closing Date, Purchasers agree to purchase from Seller, and Seller agrees to sell, assign, convey, transfer and deliver to Purchasers the Batch 2 Inventory for the aggregate price attributable to such Inventory as set forth on Annex II.

1.2    Purchase Price.    The purchase price payable by Purchasers to Seller for the Purchased Assets and the rights and benefits conferred herein shall be the following:

(a)    an amount equal to $11,000,000 (as may be adjusted pursuant to Section 1.3(b) and Section 1.4, the “Purchase Price”), payable in accordance with Section 1.3; and

(b)    the assumption by Purchasers of the Assumed Liabilities.

1.3    Payment of the Purchase Price. The Purchase Price shall be payable as follows:

(a)    Closing Payment. On the Closing Date, Purchasers shall pay to Novatel an amount equal to $9,000,000 (the “Closing Consideration”), with such payment being made by wire transfer of immediately available funds to the account set forth on Schedule 1.3(a) of the Disclosure Schedules. Of the $2,000,000 difference between the Purchase Price and the Closing Consideration, $1,000,000 is referred to herein as the “Closing Holdback Amount” and $1,000,000 is referred to herein as the “Armstrong Holdback Amount.”

(b)    Additional Purchase Price for Post-Closing Inventory Purchase.    Within ninety (90) days following the Closing Date, Purchasers shall pay to Novatel (i) the aggregate purchase price for the Batch 2 Inventory as set forth on Annex II by wire transfer of immediately available funds to the account set forth on Schedule 1.3(a) of the Disclosure Schedules minus (ii) $1,000,000 (the “Additional Holdback Amount”, and together with the Closing Holdback Amount, the “Services Holdback Amount”). The payment of the aggregate purchase price for the Batch 2 Inventory as set forth on Annex II, including the payment of the Additional Holdback Amount, shall be deemed an adjustment to the Purchase Price.

(c)    Payment of Services Holdback Amount. Purchasers shall pay to Novatel the Services Holdback Amount in eight (8) equal quarterly installments of $250,000 per installment during the two (2) year period following the Closing Date if Seller is in material compliance with its obligations to perform the services identified as item #1 on Exhibit A to the Transition Services Agreement; provided that Seller shall be given thirty (30) days following notice of any alleged noncompliance to cure such alleged noncompliance.

(d)    Payment of Armstrong Holdback Amount. Seller shall use commercially reasonable efforts to meet the conditions set forth on Schedule 1.3(d) to the Disclosure Schedules as soon as is commercially practicable. Upon the satisfaction of the conditions set forth on Schedule 1.3(d) to the Disclosure Schedules, Purchasers shall pay to Novatel the Armstrong Holdback Amount by wire transfer of immediately available funds to the account set forth on Schedule 1.3(a) of the Disclosure Schedules. The payment of the Armstrong Holdback Amount shall be deemed an adjustment to the Purchase Price.

1.4    Earn-out.

(a)    Within forty five (45) days following the end of June and December of each calendar year following Closing through the end of the second (2nd) anniversary of the Closing Date, Purchasers shall provide to Novatel a report setting forth the number of each type of Module Product sold during the respective reporting period and the gross revenue attributable to sales of each of the Module Products during such period. As soon as practicable but not later than forty five (45) days after the second (2nd) anniversary of the Closing Date, Purchasers shall deliver to Novatel a statement (the “Earn-out Revenue Statement”) setting forth the number of each type of Module Product sold during the two (2) year period immediately following the Closing, the gross revenue attributable to sales of each of the Module Products during such two (2) year period, and the aggregate gross revenue from such sales (the “Final Revenue Amount”).

(b)    Novatel shall have thirty (30) days from the date of receipt of the Earn-out Revenue Statement from Purchasers to dispute any amount on the Earn-out Revenue Statement, including the Final Revenue Amount, by providing written notice to Purchasers of such dispute (a “Dispute Notice”) within such thirty (30) day period. If Novatel provides Purchasers with a Dispute Notice, the parties shall cooperate in good faith to resolve such dispute as promptly as practicable and shall make available to each other and any of their respective Representatives as necessary for the review and resolution of the dispute, all relevant books, records and personnel and provide access to actual physical inventory, as reasonably requested by Purchasers and Novatel, as applicable.

(c)    In the event the parties are unable to resolve any dispute regarding the Final Revenue Amount, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by an independent certified accountant agreed upon by both parties (the “Independent Accountant”) whose written determination as to the Final Revenue Amount shall be conclusive and binding on all parties. All fees and expenses charged by the Independent Accountant shall be shared equally by Purchasers, on the one hand, and Novatel, on the other hand.

(d)    In the event the Final Revenue Amount, as determined in this Section 1.4, is greater than $40,000,000, Purchasers shall pay to Novatel, by wire transfer of immediately available funds to an account designated by Novatel, an amount in cash equal to (i) the product of (A) the Final Revenue Amount times (B) 0.25, minus (ii) $10,000,000, within five (5) Business Days of the Final Revenue Amount being determined. In the event the Final Revenue Amount, as determined in this Section 1.4, is equal to or less than $40,000,000, no payment shall be made pursuant to this Section 1.4(d). Any payment made by Purchasers to Novatel pursuant to this Section 1.4(d) shall be deemed an adjustment to the Purchase Price.

1.5    Assumed Liabilities.

(a)    As part of the consideration for the purchase of the Purchased Assets, each Purchaser shall, at the Closing, by its execution and delivery of a bill of sale and assignment and assumption agreement in substantially the form attached hereto as Exhibit C (the “Bill of Sale”), assume, agree to perform, and in due course pay and discharge, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(i)    the obligations of Seller under each Transferred Contract, except to the extent such obligations (i) are not disclosed on the face of such Transferred Contract or (ii) arise from or relate to any breach by Seller of any provision of such Transferred Contract; and

(ii)    all outstanding warranty claims or warranty claims made following the Closing Date related to or in connection with the Purchased Assets or Module Products sold by Seller on or prior to the Closing Date (the “Warranty Claims”).

(b)    Purchasers shall not assume, be deemed to assume, or otherwise have any responsibility or obligation for any Liabilities other than the Assumed Liabilities, and Seller shall continue to be responsible for such Liabilities.

1.6    Transfer Taxes. Any and all transfer, sales, use, purchase, value added, excise, real property, personal property, intangible, stamp, or similar Taxes (collectively, “Transfer Taxes”) imposed on, or resulting from, the transfer of any Purchased Assets (including those Transfer Taxes imposed on Purchasers or the Purchased Assets) shall be borne by Novatel.

1.7    Allocation. Within thirty (30) days after the Closing Date, Purchasers and Novatel shall agree upon a schedule allocating the Purchase Price (and all relevant Assumed Liabilities and other relevant items) among the Purchased Assets (the “Purchase Price Allocation Schedule”) in a manner consistent with GAAP. The Purchase Price Allocation Schedule shall be prepared in accordance with Code Section 1060, Treasury Regulations Section 1.1060-1(c), and Treasury Regulations Section 1.338. Purchasers and Novatel shall report the transactions for Tax purposes consistent with the Purchase Price Allocation Schedule, as finally determined. To the extent there are any adjustments to the Purchase Price or Assumed Liabilities, the parties shall make appropriate adjustments to the Purchase Price Allocation Schedule, as finally determined, to reflect such changes. Without derogating from the foregoing, Purchasers shall be able to allocate the Purchase price among their Affiliates as they deem fit.

ARTICLE II
CLOSING AND CLOSING DELIVERIES

2.1    Closing. The term “Closing” as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Purchased Assets to Purchasers in exchange for the Closing Consideration payable to Novatel pursuant to Section 1.3. The Closing shall take place on the date of this Agreement (the “Closing Date”) at the offices of Paul Hastings LLP, 4747 Executive Drive, Suite 1200, in San Diego, California. The Closing shall be deemed to occur at 5:00 PM Pacific Standard Time on the Closing Date.

2.2    Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchasers:

(a)    the Bill of Sale, executed by Seller;

(b)    the License Agreement, executed by Seller;

(c)    the Transition Services Agreement, executed by Seller; and

(d)    the Manufacturing and Supply Agreement, executed by Seller.

2.3    Closing Deliveries by Purchasers.    At the Closing, Purchasers shall deliver to Seller:

(a)    the payment to Seller of the Closing Consideration, by wire transfer of immediately available funds, to the account set forth on Schedule 1.3(a) of the Disclosure Schedules;

(b)    the Bill of Sale, executed by each Purchaser;

(c)    the License Agreement, executed by each Purchaser;

(d)    the Transition Services Agreement, executed by each Purchaser; and

(e)    the Manufacturing and Supply Agreement, executed by each Purchaser.

2.4    Cooperation. Seller and each Purchaser shall, on reasonable request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NOVATEL

Novatel represents and warrants to Purchasers (which representations and warranties shall survive the Closing as provided in Section 6.4, and on which Purchasers shall be absolutely entitled to rely regardless of any examinations, inspections, audits and other investigations Purchasers have heretofore made or what information Purchasers may have been provided or may have come into possession, with respect to such representations and warranties), except as set forth in the Disclosure Schedules, that the statements contained in this ARTICLE III are true and correct as of the date of this Agreement.

3.1    Organization; Capitalization. Seller is duly incorporated or formed, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership and use the Purchased Assets makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect. Seller has all requisite power and authority to own, lease and use the Purchased Assets owned, used or leased by it. No Seller is in violation of any provision of its respective certificate of incorporation or bylaws or other formation or governing document.

3.2    Authority; Capacity. Seller (a) has the right and power to enter into, and perform its obligations under this Agreement, the Ancillary Agreements and each other agreement delivered in connection herewith to which it is a party and (b) has taken all requisite action to authorize (i) the execution, delivery and performance of this Agreement, the Ancillary Agreements and each such other agreement delivered in connection herewith to which it is a party and (ii) the consummation of the Acquisition by Seller and other transactions contemplated by this Agreement, the Ancillary Agreements and each such other agreement delivered in connection herewith to which it is a party. This Agreement and each Ancillary Agreement to which Seller is a party has been duly executed and delivered by Seller and is binding upon, and legally enforceable against, each such Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3    No Violations and Consents.

(a)    Except as set forth on Schedule 3.3(a) of the Disclosure Schedules, neither the execution, delivery and performance of this Agreement, the Ancillary Agreements or any other agreement delivered in connection herewith by Seller, nor the consummation of the Acquisition by Seller or any other transaction contemplated by this Agreement or any other agreement delivered in connection herewith by Seller, does or will, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with, result in a breach of, or constitute a default under, the formation or governing documents of Seller, any Law or Order, or any permit or Transferred Contract, to which Seller is a party or by which Seller or any of the Purchased Assets are subject or bound; (ii) result in the creation of any Lien or other adverse interest upon any of the Purchased Assets; (iii) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any Transferred Contract to which Seller is a party; or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Transferred Contract to which Seller is a party.

(b)    Except as set forth in Schedule 3.3(b) of the Disclosure Schedules, no consent, authorization or approval of, filing or registration with or giving of notice to, any Governmental Authority or any other Person is necessary in connection with the execution, delivery and performance by Seller of this Agreement, the Ancillary Agreements or of any other agreement delivered in connection herewith by Seller or in connection with the consummation of the Acquisition.

3.4    Title to Assets. Seller has and shall convey to Purchasers at the Closing good and valid title to all of the Purchased Assets and Assumed Liabilities, free and clear of all Liens. No Person, as agent or otherwise, is entitled to or authorized to perform any action on behalf of Seller or its assigns with respect to the Purchased Assets or the Assumed Liabilities.

3.5    Inventory. Schedule 3.5 of the Disclosure Schedules sets forth an accurate and complete list of the Inventory of Module Products included in the Purchased Assets. Such Inventory meets the specifications in the product descriptions of the Module Products and is fit for its intended purpose.

3.6    Condition of Assets. Except as set forth in Schedule 3.6 of the Disclosure Schedules, each item of tangible personal property included in the Purchased Assets is in good operating condition and repair, and is suitable for use in the Ordinary Course; provided that Purchasers acknowledge that each item of tangible personal property may be subject to ordinary and routine maintenance and repair, all in the Ordinary Course.

3.7    Contracts.

(a)    All of the Transferred Contracts are valid, binding and enforceable in accordance with their respective terms against the Seller party thereto and, to the Knowledge of Seller, against the other parties thereto, except, in each case, as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)    Schedule 3.7 of the Disclosure Schedule lists all material agreements, contracts and undertakings relating to the Purchased Assets or Module Products to which Seller is a party, and all agreements, contracts and undertakings by which any of the Purchased Assets are bound, including license agreements with respect to the Purchased Assets or Module Products. For the avoidance of doubt, no license agreements or other agreements, contracts or undertakings are to be transferred hereunder to Purchasers as Purchased Assets except for the Transferred Contracts.

(c)    None of Seller, nor to the Knowledge of Seller, any other Person is in material breach of, or material default under, any Transferred Contract, and no event or action has occurred, is pending or threatened, which, after the giving of notice, or the lapse of time, or otherwise, would reasonably be expected to constitute or result in a material breach or default by Seller, or, to the Knowledge of Seller, any other Person, or a material default by Seller, or any other Person, under any Transferred Contract. There is no material claim, dispute, disagreement, controversy or litigation with respect to any Transferred Contract. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by Seller under any Transferred Contract other than with respect to non-material amounts in the Ordinary Course, and no Person has made a written demand for such renegotiation. Seller has not released or waived any of its rights under any Transferred Contract.

3.8    Litigation. Other than as set forth on Schedule 3.8 hereto, Seller is not subject to any outstanding injunction, judgment, order, decree, ruling or charge and is not a party or, to Seller’s Knowledge, threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any state, local, or foreign jurisdiction or before any arbitrator, in each case that relates to the Purchased Assets, Assumed Liabilities or the Module Products.

3.9    Tax Matters. Seller has filed, in a timely manner with the appropriate governmental agencies and Tax authorities in all jurisdictions in which such filings are required to be filed, all Tax returns that it was required to file in the three (3) years preceding the Closing. There are no Liens on any of the Purchased Assets, Module Products or Assumed Liabilities that arose in connection with any failure (or alleged failure) to pay Tax. There is no dispute, audit or claim of any kind concerning any Tax liability of the Seller claimed or raised by any authority.

3.10    Warranty. Each of the Purchased Assets and the Module Products produced, sold, leased or delivered by Seller pursuant to the Transferred Contracts has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability nor is there, to Seller’s Knowledge, a basis for any future liability for replacement or repair thereof or other damages in connection therewith. Other than as set forth in Schedule 3.10 of the Disclosure Schedules, no Purchased Asset is subject to any guaranty, warranty, or other indemnity. Notwithstanding the foregoing, Schedule 3.10 of the Disclosure Schedules further sets forth all pending issues with respect to claims in writing for breaches of warranty or injuries (either to the individual or property) as a result of ownership, possession or use of the Purchased Assets or Module Products.

3.11    Third Party Consents. Schedule 3.11 of the Disclosure Schedule contains a complete and accurate list of all Transferred Contracts to which Seller is a party that requires by their terms consent of any third party or parties thereto to avoid breach thereof as a consequence of the consummation of the transactions contemplated hereby.

3.12    Product Specifications/Components. Seller hereby represents and warrants that, in the one (1) year preceding Closing, (i) based on inquiries of Seller’s sales personnel who have sold Module Products, Seller has no Knowledge of any customer complaints regarding the failure of the Module Products to meet the specifications that are attached as Exhibit E hereto, and (ii) Seller has not received notice from any supplier of components for the Purchased Assets or the Module Products that any components of the Purchased Assets or Module Products have been discontinued or are unavailable.

3.13    Intellectual Property.

(a)    Each employee of Seller who took part in the conception, development, design or support of the Purchased Assets or Module Products (i) has executed and delivered to Seller a Proprietary Information and Invention Assignment or similar agreement or has otherwise assigned his or her rights in the intellectual property underlying the Purchased Assets or Module Products to Seller and (ii) has not made any claims to Seller in writing of rights in the intellectual property underlying the Purchased Assets or Module Products. Seller further represents and warrants that there are no outstanding disputes with any such employee regarding intellectual property rights related to the Purchased Assets or Module Products.

(b)    Neither the Purchased Assets, nor the Module Products (including any Firmware (as defined in the License Agreement)), nor the Licensor Marks infringe upon or violate any right or claims of others, except as set forth in Schedule 3.13(b) of the Disclosure Schedule hereto. To Seller’s Knowledge, there is no unauthorized use, infringement or misappropriation of the Purchased Assets, Module Products and the Licensor Marks by any third party and there is no action that is pending or threatened by Seller with respect thereto. Seller has no contractual obligations to pay royalties or license fees based on the sales of the Module Products other than with respect to the contracts with Qualcomm Incorporated and Innopath Software, Inc. set forth on Schedule 3.7 hereto.

3.14    Customers. Schedule 3.14(a) of the Disclosure Schedule sets forth a list of Seller’s customers with respect to the Purchased Assets and Module Products and the dollar amount of each such customer’s orders during the year ended December 31, 2015 and the quarter ended March 31, 2016. Other than as set forth on Schedule 3.14(b) of the Disclosure Schedule, Seller has not received written notice within the one (1) year preceding the Closing that any of such customers intends to terminate its business relationship with Seller as it relates to the Purchased Assets or Module Products.

3.15    No Shipments. Seller has not initiated any shipments of Inventory to any customer after March 31, 2016.

3.16    Brokers. Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Acquisition or any other transactions contemplated by this Agreement or the Ancillary Agreements.

3.17    Disclosure. The representations and warranties of Seller in this Agreement are accurate, and the Disclosure Schedules related thereto that are delivered herewith are complete. The representations and warranties of Seller contained in this Section 3, together with the information contained in the Disclosure Schedules and the due diligence information provided to Purchasers, do not omit material information that Seller reasonably believes Purchasers would deem material in order for Purchasers to have manufactured and sell the Module Products in the same manner that Seller currently has manufactured and sells the Module Products.

3.18    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Assets furnished or made available to Purchasers and their Representatives, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser represents and warrants to Seller (which representations and warranties shall survive the Closing as provided in Section 6.4, and on which Seller shall be absolutely entitled to rely regardless of any examinations, inspections, audits and other investigations Seller has heretofore made or what information Seller may have been provided or may have come into possession, with respect to such representations and warranties), except as set forth in the Disclosure Schedules, that the statements contained in this ARTICLE IV are true and correct as of the date of this Agreement.

4.1    Due Formation. Telit Wireless is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Telit Technologies is a limited company organized duly formed, validly existing and in good standing under the Laws of Cyprus. Each Purchaser is qualified as a foreign entity in all jurisdictions where such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on such Purchaser.

4.2    Authority. Each Purchaser (a) has the right and power to enter into, and perform its respective obligations under, this Agreement, the Ancillary Agreements and each other agreement delivered in connection herewith to which it is a party and (b) has taken all requisite action to authorize (i) the execution, delivery and performance of this Agreement, the Ancillary Agreements and each such other agreement delivered in connection herewith to which it is a party and (ii) the consummation of the Acquisition (including the assumption of the Assumed Liabilities) and other transactions contemplated by this Agreement, the Ancillary Agreements and each such other agreement delivered in connection herewith to which it is a party. This Agreement and each Ancillary Agreement to which each Purchaser is a party has been duly executed and delivered by each Purchaser and is binding upon, and legally enforceable against, each such Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3    No Violations and Consents. Neither the execution, delivery or performance of this Agreement, the Ancillary Agreements or any other agreement delivered in connection herewith by each Purchaser, nor the consummation of the Acquisition or any other transaction contemplated by this Agreement or any other agreement delivered in connection herewith by any Purchaser, does or will, after the giving of notice, the lapse of time or otherwise, conflict with, result in a breach of or constitute a default under any Purchaser’s or any of its Affiliates’ respective certificate of formation or operating agreement or other formation or governing document, any Law or Order, or any Contract to which any Purchaser or any of its Affiliates is a party or by which any Purchaser or any of its Affiliates is subject or bound. No consent, authorization or approval of, filing or registration with or giving of notice to, any Governmental Authority or any other Person is necessary in connection with the execution, delivery and performance by each Purchaser of this Agreement, the Ancillary Agreements or of any other agreement delivered in connection herewith by each Purchaser or in connection with the consummation of the transactions contemplated hereby or by any other agreement delivered in connection herewith by each Purchaser.

4.4    Brokers. Purchasers do not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.5    Applicable Licenses. Purchasers have all applicable licenses from Qualcomm Incorporated with respect to the commercialization of the Module Products (including, without limitation, the QSC110 and QSC6270 chipsets therein) by Purchasers such that no royalties will be due to Qualcomm Incorporated by Seller as a result of the sale of Inventory to Purchasers as contemplated herein.

ARTICLE V
POST-CLOSING COVENANTS

5.1    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchasers.

5.2    Further Assurances. The parties shall execute such further documents, and perform such further acts, in each case on their own behalf or on behalf of any Persons they control, directly or indirectly, as may be reasonably necessary to transfer and convey the Purchased Assets and Assumed Liabilities to Purchasers (whether the Purchased Assets are owned or controlled by Seller or other Persons owned or controlled, directly or indirectly, by Seller) and to make available embodiments of the Licensed Intellectual Property (as that term is defined in the License Agreement) in the possession of Seller to Purchasers, in all cases on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby. Seller covenants and agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to achieve the satisfaction of all of the conditions set forth herein.

5.3    Tax Matters.

(a)    Seller shall be liable for and shall pay all Taxes, whether assessed or unassessed, applicable to the Purchased Assets, in each case attributable to all periods prior to the Closing Date. Purchasers shall be liable for and shall pay all Taxes, whether assessed or unassessed, applicable to the Purchased Assets, in each case attributable to periods beginning on or after the Closing Date.
(b)    Seller, on the one hand, or Purchasers, on the other hand, as the case may be, shall provide reimbursement for any Tax paid by the other that is the responsibility of Seller or Purchasers, respectively, in accordance with the terms of this Agreement. Within a reasonable time prior to the payment of any Tax by one party on behalf of any other party, but in no event less than fifteen (15) days prior to such payment, the party paying the Tax shall give notice to such other party of the Tax for which it is responsible, although failure to do so shall not relieve the other party from its Liability under this Agreement. Notwithstanding anything to the contrary in this Agreement, the obligation to provide reimbursement pursuant to the first sentence of this Section 5.3(b) shall not be subject to any of the limitations that apply to the general indemnification provisions under ARTICLE VI.

(c)    Seller and each Purchaser shall (and shall cause their respective Affiliates to:

(i)    provide timely written notices to the other parties hereto of any pending or threatened audits or other Tax proceedings relating to the Purchased Assets for taxable periods for which any other party hereto may have a responsibility under this Section 5.3(c) or otherwise; and

(ii)    furnish the other parties hereto with copies of all correspondence received from any taxing authority in connection with any audit or other Tax proceeding or information request with respect to any taxable period for which any other party hereto may have a responsibility under this Section 5.3(c) or otherwise.

5.4    Trademark License. Subject to the terms and conditions of this Agreement, Seller (collectively, “Licensor”) hereby grants to Purchasers a non-exclusive, non-transferable, fully- paid, limited transitional license (without the right to sublicense) to use Licensor’s trademarks and/or service marks “Novatel” and “Enfora” (“Licensor Marks”) solely (i) in connection with the sale of the Batch 1 Inventory and the Batch 2 Inventory and (ii) to permit Purchasers sufficient time (not to exceed twelve (12) months) after the Closing Date to remove the Licensor Marks from the other Purchased Assets. Other than as expressly permitted under this Section 5.4, Purchasers acknowledge and agree that after the expiration of the term of the transitional license granted hereunder, Purchasers will have no right (express or implied) in or to the Licensor Marks and upon the expiration of the term of such license, shall immediately cease any and all use of the Licensor Marks. Throughout the term of the transitional license granted hereunder, Purchasers shall take all commercially reasonable steps necessary to transition to new trademarks and/or service marks. Without limiting the generality of the foregoing, Purchasers will not adopt, use, or register any Licensor Marks or any other trademarks, service marks, logos, or name that is identical to or confusingly similar with any trademarks of Licensor. It is understood and agreed that Licensor shall retain all right, title and interest in and to Licensor Marks. Nothing contained in this

Agreement will give Purchasers any interest in Licensor Marks. Purchasers agree that it will not, at any time during or after the term of the transitional license granted hereunder, assert or claim any interest in or do anything which may adversely affect the validity or enforceability of any Licensor Marks. Purchasers’ use of Licensor Marks will not tarnish, blur, or dilute the quality associated with Licensor Marks or the associated goodwill. Any benefits (including, without limitation, goodwill) accruing from Purchasers’ use of Licensor Marks will automatically vest in Licensor.

5.5    Manufacturing of Products. Seller shall complete the manufacturing of all products that they have committed to buy from their contract manufacturer and that are part of the Purchased Assets.

5.6    Warranty Claims. In the event any Purchaser is required to resolve any Warranty Claims, such Purchaser shall address and resolve all such Warranty Claims pursuant to Seller’s documented policies and procedures set forth on Schedule 5.6 of the Disclosure Schedules. Such Purchaser shall reasonably consult with Novatel regarding the handling and resolution of such Warranty Claims. To the extent, after consulting with Novatel and adhering to the policies and procedures set forth on Schedule 5.6 of the Disclosure Schedules, such Purchaser is required to repair or replace any Purchased Assets, Novatel shall reimburse such Purchaser for (i) in the case of replacements, the cost of such replacement, (ii) in the case of repairs completed using such Purchaser’s employees, 115% of the cost of such repair, or (iii) in the case of repairs completed by a third party contractor, the amount paid by such Purchaser to such third party.

5.7    Non-compete. Seller shall not, for a period of three (3) years following the Closing Date, manufacture or sell stand-alone cellular modules; provided, however, that the foregoing shall not prohibit Seller or Seller’s Affiliates from designing, manufacturing or selling cellular modules that are incorporated into other products of Seller or Seller’s Affiliates. The foregoing prohibition shall lapse and be of no further force or effect in the event a merger or acquisition of Seller occurs or Seller sells or disposes all or substantially all of its assets.

ARTICLE VI
INDEMNIFICATION

6.1    Indemnification by Novatel. Subject to the provisions of this ARTICLE VI, Novatel agrees to indemnify and hold harmless each Purchaser and its Affiliates, and each of their respective Representatives (collectively, the “Purchaser Indemnitees”), from and against any and all Losses incurred or suffered by Purchaser Indemnitees arising or resulting from any of the following:

(a)    any inaccuracy in or breach of any representation or warranty of Novatel set forth in ARTICLE III of this Agreement (or the Disclosure Schedules);

(b)    any breach of any covenant or agreement of Seller set forth herein; and

(c)    the Taxes for which Seller is liable under Section 1.6 and Section 5.3.

6.2    Indemnification by Purchasers. Subject to the provisions of this ARTICLE VI, Purchasers covenant and agree to jointly and severally indemnify and hold harmless Novatel and its Affiliates, and each of their respective Representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred or suffered by Seller Indemnitees arising or resulting from any of the following:

(a)    any inaccuracy in or breach of any representation or warranty of any Purchaser set forth in ARTICLE IV of this Agreement;

(b)    any breach of any covenant or agreement of any Purchaser set forth herein;

(c)    any Assumed Liability; and

(d)    the Taxes for which any Purchaser is liable under Section 5.3.

6.3    Claim Procedure/Notice of Claim.

(a)    A party entitled or seeking to assert rights to indemnification under this ARTICLE VI (an “Indemnified Party”) shall give prompt written notification (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) which contains (i) a description and the amount or estimation thereof (the “Claimed Amount”), if then known, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE VI for such Losses and a reasonable explanation of the basis therefor.

(b)    Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an “Objection Notice”). If no Response is delivered by the Indemnifying Party to the Indemnified Party within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly paid to Purchaser Indemnitees or Seller Indemnitees, as applicable.

(c)    In the event that the Indemnified Party is entitled or is seeking to assert rights to indemnification under this ARTICLE VI relating to a third-party claim, the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Action relating to such third-party claim. Such notification shall be given promptly after receipt by the Indemnified Party of notice of such Action, shall be accompanied by reasonable supporting documentation submitted by such third-party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Action and the amount of the claimed Losses, if then known; provided, however, that no delay, deficiency or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party can demonstrate in writing that the defense of such Action has been materially prejudiced by such delay, deficiency or failure.

Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party may assume control of such defense only if it acknowledges in writing to the Indemnified Party that any Losses that may be assessed against the Indemnified Party in connection with such Action constitute Losses for which the Indemnified Party shall be indemnified pursuant to this ARTICLE VI, and (ii) the Indemnifying Party may not assume control of the defense of an Action (A) involving criminal liability; (B) in which any relief other than monetary damages is sought against the Indemnified Party and the Indemnified Party reasonably determines that such non-monetary relief would materially and adversely affect the Indemnified Party; or (C) in which increased statutory, enhanced or treble damages are sought based on willful misconduct. In addition, notwithstanding anything to the contrary in the foregoing, in the event that an Indemnified Party reasonably determines that the conduct of the defense of any Action or any proposed settlement of any such Action by the Indemnifying Party might be expected to materially and adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (including relationships with customers, suppliers or other Persons with whom the Indemnified Party conducts business), the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement or negotiations relating to any such Action at the sole cost of the Indemnifying Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense at the Indemnified Party’s expense subject to reimbursement as a part of a Claimed Amount. The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Action, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

6.4    Survival of Representations, Warranties and Covenants; Determination of Losses.

(a)    Except as set forth in Section 6.4(b) and Section 6.4(c), or otherwise specified therein, the representations and warranties of Novatel and each Purchaser contained in ARTICLE III and ARTICLE IV, respectively, of this Agreement shall survive for a period ending on the date that is twelve (12) months following the Closing Date, at which time such representations and warranties shall terminate.

(b)    The representations and warranties of (i) each Purchaser contained in Section 4.1, Section 4.2, Section 4.3 and Section 4.4 and (ii) Novatel contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.16 shall survive for five (5) years.

(c)    Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before termination or expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of any claim brought by a third party, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(d)    The representations and warranties of Novatel shall not be deemed waived by reason of any investigation made by or on behalf of Purchasers. The representations and warranties of each Purchaser shall not be deemed waived by reason of any investigation made by or on behalf of Novatel.

(e)    Each covenant of each Purchaser or Seller set forth herein shall survive until such time as each such covenant has been fully performed and satisfied.

6.5    Limitations on Indemnification Obligations.

(a)    Novatel shall have no obligation to indemnify Purchaser Indemnitees with respect to Losses arising under Section 6.1(a) until the aggregate amount of all Losses arising thereunder exceeds $50,000 (such amount, the “Basket”), in which case Seller, will be liable for all Losses arising thereunder including the Basket, subject to the other limitations in this Section
6.5; provided, however, that the Basket shall not apply to Losses arising from fraud, criminal conduct or willful misconduct by Novatel.

(b)    Novatel shall have no obligation to indemnify Purchaser Indemnitees with respect to Losses arising under Section 6.1(a) in excess of the amounts actually paid to and received by Novatel under Section 1.3; provided that the aggregate amount of all Losses for which Novatel shall be obligated to indemnify the Purchaser Indemnitees shall not exceed $1,000,000 (such amount, the “Cap”); provided, however that the Cap shall not apply to Losses from fraud, criminal conduct or willful misconduct by Novatel.

(c)    Purchasers shall have no obligation to indemnify Seller Indemnitees with respect to Losses arising under Section 6.2(a) until the aggregate amount of all Losses arising thereunder exceeds the Basket, in which case each Purchaser will be liable for all Losses arising thereunder including the Basket, subject to the other limitations in this Section 6.5; provided, however, that the Basket shall not apply to Losses arising from fraud, criminal conduct or willful misconduct by any Purchaser.

(d)    Purchasers shall have no obligation to indemnify Seller Indemnitees under
Section 6.2(a) with respect to Losses in an amount greater than the Cap.

(e)    Notwithstanding anything to the contrary in this Agreement, (i) Purchaser Indemnitees’ rights to indemnification with respect to Losses arising under Sections 6.1(b) through 6.1(c), or based upon fraud, criminal conduct or willful misconduct, shall not be subject to the limitations set forth in Sections 6.5(a) and 6.5(b), regardless of whether such rights to indemnification could also have arisen under Section 6.1(a) in absence of such limitations, and (ii) Seller Indemnitee’s rights to indemnification with respect to Losses arising under Sections 6.2(b) through 6.2(d), or based upon fraud, criminal conduct or willful misconduct, shall not be subject to the limitations set forth in Sections 6.5(c) and 6.5(d).

(f)    Any indemnity payments made pursuant to this ARTICLE VI shall be treated for all Tax purposes by the parties hereto as an adjustment to the Purchase Price.

(g)    For purposes of determining whether a breach has occurred and calculating the amount of Losses in connection with a claim for indemnification under this ARTICLE VI, each of the representations and warranties that contains any qualifications as to “materiality” shall be deemed to have been given as though there were no such qualifications, and any such qualifications shall be disregarded for purposes of this ARTICLE VI.

6.6    Exclusive Remedy. Except with respect to (i) Losses based on fraud, criminal conduct or willful misconduct, and (ii) injunctive relief or other equitable relief (whether arising by statute or under common law) to restrain or otherwise remedy a breach or threatened breach of this Agreement or to specifically enforce this Agreement, the indemnification provisions in this ARTICLE VI will be the exclusive remedy of Purchasers and Novatel with respect to any and all monetary damages arising under this Agreement.

6.7    No Right of Set-Off. Notwithstanding anything herein to the contrary, Purchaser Indemnitees shall not be entitled to set off the amount of any such Losses finally determined in accordance with Section 6.3 above against any payment to Seller pursuant to Section 1.3 or Section 1.4.

ARTICLE VII
MISCELLANEOUS

7.1    Amendment and Modifications. This Agreement may be amended, modified or supplemented, only by the written agreement of Purchasers and Seller.

7.2    Waiver of Compliance; Consents. Any failure of Purchasers, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant or agreement herein may be waived by Seller (with respect to any failure by Purchasers), or by Purchasers (with respect to any failure by Seller), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be deemed effective when given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2.

7.3    Notices.

(a)    All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile or e-mail or sent by reputable overnight delivery service and properly addressed as follows:

To Purchasers:

Telit Wireless Solutions, Inc.
3131 RDU Center Drive
Suite 135
Morrisville, North Carolina
Attention: Michael Galai, Chief Legal Officer
E-mail: Michael.galai@telit.com

Telit Technologies (Cyprus) Limited
3-7 Arch. Makariou III Avenue
6017 Larnaca, Cyprus
Attention: Michael Galai, Chief Legal Officer
E-mail: Michael.galai@telit.com

With a copy to (which shall not constitute notice):

Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway # 12
New York, New York 10036
Attention: Oded Kadosh
E-mail: okadosh@pearlcohen.com

To Seller:

Novatel Wireless, Inc.
9645 Scranton Road, Suite 205
San Diego, California 92121
Attention: Michael Newman
E-mail: mnewman@nvtl.com

With a copy to (which shall not constitute notice):

Paul Hastings, LLP
4747 Executive Drive
Suite 1200
San Diego, California 92121
Attention: Carl Sanchez
E-mail: carlsanchez@paulhastings.com

(b)    Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c)    All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 7.3 if delivered personally or by courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission.

7.4    Expenses. Except as otherwise set forth herein, Seller agrees that all fees and expenses incurred by Seller in connection with this Agreement and all related documents and transactions shall be borne by Seller, and Purchasers agree that all fees and expenses incurred by Purchasers in connection with this Agreement and all related documents and transactions shall be borne by Purchasers.

7.5    Assignment and Successors; Third-Party Beneficiaries. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that neither party shall be permitted to assign any rights under this Agreement or delegate to any Person such party’s performance obligations under this Agreement without the prior written consent of the other party. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

7.6    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction. In addition, each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in the event that any dispute arises out of this Agreement or the transactions contemplated hereby; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than a state or federal court located in the State of Delaware.

7.7    Specific Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations pursuant to this Agreement in accordance with its specified terms or otherwise breach such terms. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief (without posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to, and not in lieu of, any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) any party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

7.8    WAIVER OF JURY TRIAL. EACH OF PURCHASERS AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE ACQUISITION.

7.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.10    Interpretation.

(a)    For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include the masculine and feminine genders.

(b)    As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”.

(c)    All references in this Agreement to “Ancillary Agreements” will be deemed to be a reference to one or more Ancillary Agreements.

(d)    Except as otherwise expressly indicated, all references in this Agreement to a “Section”, “Article”, “Preamble”, “Recitals” or “Exhibit” are intended to refer to a Section, Article, the Preamble, the Recitals or an Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Disclosure Schedules.

(e)    As used in this Agreement, the terms “hereof”, “hereunder”, “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision, Section, Exhibit or Schedule of this Agreement.

(f)    All references to this Agreement herein or to the Disclosure Schedules shall be deemed to refer to this entire Agreement, including the Disclosure Schedules; provided, however, that information furnished in one Section of the Disclosure Schedules shall be deemed to be included in another Section of the Disclosure Schedules to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other section, whether or not a specific cross-reference appears.

(g)    Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties hereto. Consequently, this Agreement will be interpreted without reference to any rule or precept of Law that states that any ambiguity in a document be construed against the drafter.

(h)    Any reference in this Agreement to “$” or “dollars” will mean U.S. dollars.

(i)    All references to any section of any law include any amendment of, and/or successor to, that section.

(j)    The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(k)    All terms defined in this Agreement shall have such defined meanings when used in the Disclosure Schedules or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

7.11    Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Disclosure Schedules), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein.

7.12    Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one (1) party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable document format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable document format (or similar format) shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

PURCHASERS:

TELIT TECHNOLOGIES (CYPRUS) LIMITED

By:	/s/ Michael Gali
Name:	Michael Gali
Title:	CLO, Telit

TELIT WIRELESS SOLUTIONS, INC.

By:	/s/ Michael Gali
Name:	Michael Gali
Title:	CLO, Telit

SELLER:

NOVATEL WIRELESS, INC.

By:	/s/ Michael A. Newman
Name:	Michael A. Newman
Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary

[Signature Page to Asset Purchase Agreement]

Annex I

Definitions

Whenever used in the Agreement, the following terms shall have the meanings set forth in this Annex I, unless otherwise expressly provided:

“Acquisition” - As defined in Section 1.1.

“Action” means any action, administrative enforcement, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, or other proceeding commenced, brought, or heard by or before any Governmental Authority.

“Additional Holdback Amount” - As defined in Section 1.3(b).

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is controlled by, controls, or is under common control with, such Person. As used in the preceding sentence, “control” shall mean and include, but not necessarily be limited to, (i) with respect to Seller, the ownership of ten percent (10%) or more of the voting securities or other voting interest of such Seller, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. As to Seller, “Affiliate” includes without limitation each Key Individual.

“Agreement” - As defined in the caption.

“Ancillary Agreements” shall mean (i) the License Agreement; (ii) the Transition Services Agreement; (iii) the Bill of Sale; and (iv) the Manufacturing and Supply Agreement.

“Armstrong Holdback Amount” - As defined in Section 1.3(a).

“Assumed Liabilities” - As defined in Section 1.5(a).

“Basket” - As defined in Section 6.5(a).

“Batch 1 Inventory” means the Inventory identified on Annex II as Batch 1 Inventory.

“Batch 2 Inventory” means the Inventory identified on Annex II as Batch 2 Inventory.

“Bill of Sale” - As defined in Section 1.5.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks in New York, New York are authorized or required to be closed.

“Cap” - As defined in Section 6.5(b).

“Claim Notice” - As defined in Section 6.3(a).

“Claimed Amount” - As defined in Section 6.3(a).

“Closing” - As defined in Section 2.1.

“Closing Consideration” - As defined in Section 1.3(a).

“Closing Date” - As defined in Section 2.1.

“Closing Holdback Amount” - As defined in Section 1.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, purchase order, commitment, arrangement or undertaking, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Controlling Party” - As defined in Section 6.3(c).

“Disclosure Schedule” means the schedules delivered by Seller to Purchasers concurrently herewith and identified by the parties as the Disclosure Schedule.

“Dispute Notice” - As defined in Section 1.4(b).

“Earn-out Revenue Statement” - As defined in Section 1.4(a).

“Final Revenue Amount” - As defined in Section 1.4(a).

“GAAP” means United States generally accepted accounting principles, as amended and in effect from time to time, consistently applied.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions.

“Indemnified Party” - As defined in Section 6.3(a).

“Indemnifying Party” - As defined in Section 6.3(a).

“Independent Accountant” - As defined in Section 1.4(c).

“Inventory” means work-in-process and finished goods inventory of the Module Products.

“Knowledge” means, with respect to Seller, Seller will be deemed to have “Knowledge” of a particular fact or matter if any Key Individual (i) is actually aware of such fact or matter or (ii) would reasonably be expected to have knowledge of such fact or matter given such individual’s position with Seller.

“Key Individual” means Sue Swenson, Michael Newman, Michael Sklansky and Lance Bridges.

“Law” means any law, statute, code, regulation, ordinance, rule, common law, Order or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

“Liabilities” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“License Agreement” - As defined in the Recitals. “Licensor” - As defined in Section 5.4.

“Licensor Marks” - As defined in Section 5.4.

“Lien” means any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or Lien or other charges or rights of others of any kind or nature, except non-exclusive intellectual property licenses granted in the Ordinary Course.

“Losses” means any claims, Liabilities, damages, losses, penalties, dues, fines, costs and expenses (including costs of investigation, all reasonable accounting, legal and consulting fees and court costs); provided that Losses shall specifically exclude consequential, incidental, indirect, special, exemplary and punitive damages.

“Manufacturing Files” - As defined below in the definition of Purchased Assets.

“Module Products” means (i) the module referred to as “HS 3001 (Gecko)” that incorporates the QUALCOMM QSC1110 chipset, (ii) the module referred to as “HS 3002 (Whiptail)” that incorporates the QUALCOMM QSC6270 chipset, and (iii) the module referred to as “SM 4101 (Armstrong)” that is currently in development and that incorporates the Sequans SQN3223 / SQN3241 chipset(s).

“Modules Related Rights” - As defined below in the definition of Purchased Assets.

“Non-controlling Party” - As defined in Section 6.3(c).

“Objection Notice” - As defined in Section 6.3(b).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Ordinary Course” means the ordinary course of business consistent with past practice and custom.

“Person” means any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, Governmental Authority or other entity of any kind.

“Purchase Price” - As defined in Section 1.2(a).

“Purchase Price Allocation Schedule” - As defined in Section 1.7.

“Purchased Assets” means all of Seller’s right, title and interest in the following:

(i)    the tangible assets set forth on Annex II;

(ii)    the Contracts set forth on Annex II (collectively, the “Transferred Contracts”);

(iii)    the Batch 1 Inventory;

(iv)    from and after the purchase and sale described in Section 1.1(b), the Batch 2 Inventory;

(v)    copies of the manufacturing files of the Module Products, including without limitation, copies of any and all schematics, designs, component lists, testing protocols, vendor lists and supply terms, architecture, service, inspection and assembly instructions and procedures, quality tests and all other items required for the manufacturing of the Module Products (the “Manufacturing Files”);

(vi)    the items set forth under “Other Assets” in Annex II;

(vii)    all of the Seller’s open purchase orders from customers, rights, claims, credits, cause of action or rights of set off against any Person exclusively relating to the Module Products, including without limitation unliquidated rights under manufacturers’ and vendors’ warranties (“Modules Related Rights”); and

(viii)    the items set forth in “Carrier Certifications” in Annex II.

“Purchasers” - As defined in the caption.

“Purchaser Indemnitees” - As defined in Section 6.1.

“Representative” means, with respect to any Person, any and all directors, officers, stockholders, managers, members, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Response” - As defined in Section 6.3(b).

“Seller” - As defined in the caption.

“Seller Indemnitees” - As defined in Section 6.2.

“Services Holdback Amount” - As defined in Section 1.3(b).

“Tax” or “Taxes” means all taxes, charges, fees, duties (including custom duties), levies,

or other assessments, including net income, gross income, capital gains, gross receipts, net receipts, gross proceeds, net proceeds, ad valorem, profits, real property, personal property (whether tangible or intangible), gaming, sales, use, franchise, capital, excise, estimated, value added, stamp, lease, transfer, occupational, equalization, license, payroll, employment, environmental, disability, severance, withholding, unemployment, or other taxes, charges or fees assessed by any Governmental Authority, including any interest, penalties, or additions to tax attributable thereto.

“Transfer Taxes” - As defined in Section 1.6.

“Transferred Contracts” - As defined the definition of Purchased Assets.

“Warranty Claims” - As defined in Section 1.5(a)(ii).

Annex II

Purchased Assets

Batch 1 Inventory

See description of Batch 1 Inventory on Schedule 3.5 of the Disclosure Schedules.

Batch 2 Inventory

See description of Batch 2 Inventory on Schedule 3.5 of the Disclosure Schedules.

Transferred Contracts

1. Master Supply Agreement, dated as of July 2015, by and between Nortek Security & Control LLC and Novatel Wireless, Inc., as amended by that certain First Amendment to Master Supply Agreement, dated as of December 23, 2015 by and between Nortek Security & Control LLC and Novatel Wireless, Inc.

2. Each of the contracts described on Schedule 1.3(d) of the Disclosure Schedules shall be considered a “Transferred Contract” for all purposes hereunder from and after the time such contract is assigned by Seller pursuant to the terms of Section 1.3(d).

Hardware Tools

The following hardware tools as they exist at the facilities of Asiatelco Technologies Co. and Hon Hai Precision Industry Co., Ltd., (dba Foxconn Technology Group) (for the avoidance of doubt, Novatel will not transfer physical possession of these assets, but will instruct the foregoing entities that title has transferred to Purchasers):

1. TFX boards for module interface to test fixture/stack of the Module Products

Software Tools

The following items of software (including the source codes and object codes thereof) owned by Novatel as they exist at the facilities of Asiatelco Technologies Co. and Hon Hai Precision Industry Co., Ltd., (dba Foxconn Technology Group):

1. Test stations software to test fixture/stack of the Module Products

Carrier Certification

The existing carrier certifications and type approvals related exclusively to the Module Products existing on the date hereof plus the carrier certifications and type approvals related exclusively to the Module Products in process of issuance will be deemed Purchased Assets. Upon first request of Purchasers, Seller will execute any and all forms or documents required by Purchasers or any carriers for the purpose of transferring the title, or if unavailable, change the beneficiary thereof to be the Purchasers.

Other Assets

The Manufacturing Files

The Modules Related Rights

Copies of any and all manuals, training and support materials, designs, documentation, and schematics not otherwise listed hereinabove that relate exclusively to the Module Products, manufacturing, marketing, sale or support thereof.

An excel file of customer forecasts, order histories, and customer contact information, in each case that relate exclusively to the Module Products.

EXHIBIT A
License Agreement
(See attached)

EXHIBIT B
Transition Services Agreement
(See attached)

EXHIBIT C
Bill of Sale
(See attached)

EXHIBIT D
Manufacturing and Supply Agreement
(See attached)

EXHIBIT E
Module Specifications
(See attached)